UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2011

DGT Holdings Corp.
(Exact name of registrant as specified in its charter)

New York	0-3319	13-1784308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Pine Aire Drive, Bay Shore, New York		11706
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (631) 231-6400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting held on September 21, 2011, the Board of Directors (the “Board”) of DGT Holdings Corp. (the “Company”) increased the size of the Board from five to six members.  In connection with the increase in Board size, the members of the Board elected Jack L. Howard to the Board to serve until the next annual meeting of shareholders and until his successor is duly elected and qualified.

Mr. Howard is currently the President of Steel Partners Holdings L.P. (“Steel Holdings”) and of Steel Partners LLC (“Steel Partners”).  Steel Partners is the manager of Steel Holdings.  Steel Holdings owns 99% of the membership interests of SPH Group LLC (“SPHG”).  SPHG is the sole member of SPH Group Holdings LLC (“SPHG Holdings”).  Steel Partners has been delegated the sole power to vote and dispose of the securities held by SPHG Holdings.  SPHG Holdings reported in a Schedule 13D with respect to its investment in the Company, originally filed with the Securities and Exchange Commission on September 26, 2002 and subsequently amended, most recently on July 7, 2011, that it owns approximately 51.1% of the Company’s outstanding common stock.

Pursuant to a services agreement dated as of September 1, 2009 (the “Services Agreement”) between the Company and SP Corporate Services LLC (“SP Corporate Services”), an affiliate of Steel Partners, the Company pays SP Corporate Services $30,000 per month as consideration for the services of the Company’s Chief Executive Officer, John J. Quicke, who is a Managing Director and operating partner of Steel Partners.  Additionally, the Company agreed to reimburse SP Corporate Services and Mr. Quicke for certain expenses, including but not limited to reasonable and necessary business expenses incurred on behalf of the Company.  The Services Agreement will terminate immediately upon the earlier of (i) appropriate written notice given by either party, or (ii) the death of Mr. Quicke.

In connection with Mr. Howard’s election to the Board, on September 22, 2011, Mr. Howard received a one-time grant of options to purchase 2,000 shares of the Company’s common stock.  These options vest and become exercisable as to 25% of such shares on the date of the option grant, 25% on the first anniversary of the date of the grant and as to an additional 25% of such shares on the second and third anniversaries of the date of the grant, respectively, based on continued service through the applicable vesting date.

On September 21, 2011, James R. Henderson, a director serving as Chairman of the Board and of the Nominating and Governance Committee, informed the Company that he does not intend to stand for reelection to the Board at the Company’s next annual meeting of shareholders.  In connection with Mr. Henderson’s planned departure from the Board, the Board has approved, as of the date of departure, the (i) acceleration of vesting of any unvested shares of the Company’s common stock and any unvested options to purchase shares of the Company’s common stock held by Mr. Henderson and (ii) waiver of the provision limiting the exercisability of such options to a period of 90 days following a directors resignation from the Board.

On September 22, 2011, the Board approved discretionary bonuses of $225,000 to Mr. Quicke and $75,000 to the Company’s Chief Financial Officer, Mark A. Zorko, pursuant to the fiscal year 2011 incentive compensation guidelines previously approved by the Board.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At a meeting held on September 21, 2011, the Board approved and adopted Amendment No. 3 (the “By-Laws Amendment”) to the Amended and Restated By-Laws of the Company.  The By-Laws Amendment amended Article II, Section 2 of the By-Laws to eliminate the requirement that annual meetings be held not less than 11 nor more than 13 months after the date of the last annual meeting.  The By-Laws Amendment became effective immediately upon its approval by the Board.

The description of the By-Laws Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the By-Laws Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibits

3.1	Amendment No. 3 to the Amended and Restated By-Laws of DGT Holdings Corp. dated September 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DGT HOLDINGS CORP.
(Registrant)

Date: September 26, 2011	By:	/s/ Mark A. Zorko
Mark A. Zorko Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibits

3.1	Amendment No. 3 to the Amended and Restated By-Laws of DGT Holdings Corp. dated September 21, 2011